CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Independent Auditors" and to the use of our reports on the financial statements of JPF Separate Account B dated March 23, 2001, and on the financial statements of Jefferson Pilot LifeAmerica Insurance Company dated February 5, 2000 in Post-Effective Amendment No. 9 (Form S-6 No. 33-77496) under the Securities Act of 1933 and related Prospectus for the registration of units of interest in the JPF Separate Account B under the Ensemble II individual flexible premium variable life insurance policies offered by Jefferson Pilot LifeAmerica Insurance Company.

                                                    /s/ Ernst & Young LLP

Greensboro, North Carolina
April 27, 2001